SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 17, 2005

SEAENA, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-29781 (Commission File Number)	65-0142472 (IRS Employer Identification No.)

1181 Grier Drive, Suite B, Las Vegas, Nevada 89119

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (702) 740-4616

CRYSTALIX GROUP INTERNATIONAL, INC.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

As of August 17, 2005, Crystalix Group International, Inc. (“Crystalix”) executed and delivered to Laser Design International, LLC, a California limited liability company (“LDI”), and the members of LDI (LDI and the members being collectively referred to as the “Sellers”), a Membership Interest Purchase Agreement (the “Purchase Agreement”), which is filed hereto as Exhibit 10.1.

Under the terms of the Purchase Agreement, Crystalix has acquired 51% of the membership interests of LDI by agreeing to pay the purchase price in installments through April 8, 2007. Should Crystalix default in making a requirement payment, the Sellers have the option of terminating the Purchase Agreement. In the event of a termination, Crystalix would forfeit its 51% membership interest and the Sellers would not be obligated to return any of the funds already received.

The Sellers have offered a right of first refusal on the sale of any of the remaining 49% membership interests during the two-year period commencing on April 8, 2005 and ending April 8, 2007.

Crystalix’s laser engraving system is derived in large part from patents held by others. LDI had exclusive license rights to a family of patents, which govern subsurface decorative laser marking in crystal, glass, and other clear materials. These patents were first filed in 1991 and have been issued in the US and numerous other countries. LDI purchased the actual patents in February 2003, as opposed to having had only the exclusive rights to those patents previously. In addition, LDI has another US patent, which improves on the original claims and more specifically applies them to the use of the process for manufacture of decorative crystal and glass giftware. These patents cover both the process of manufacturing laser-etched crystal giftware, as well as the manufacturing machine and finished giftware products themselves.

In 1995 and 1997, LDI issued a license for these patent rights and the underlying technology to Janesville Group, Ltd. of Janesville, Wisconsin, which is now a part of Norwood Promotional Products, Inc., based in Austin, Texas. These licenses granted certain exclusive rights for manufacture of corporate giftware in North and South America. This license was later modified to give Norwood Promotional Products non-exclusive rights worldwide in addition to its exclusive rights in the Americas. Norwood Promotional Products, Inc. markets 20 product lines with over 6,000 products through promotional product distributors, and is believed to be the world’s largest supplier of promotional products.

In February 1999, LDI and the Janesville Group, Ltd. granted Lazer-Tek Designs Ltd, now a subsidiary of Crystalix, non-exclusive patent license rights for the manufacture and sale of decorative products for both corporate and retail markets worldwide.

In October 2001, LDI and Norwood granted Crystalix USA non-exclusive non-transferable worldwide patent license rights for the manufacture and sale of decorative products in the giftware market segments, the wearable jewelry and gemstone material market segments, and the flat glass and architectural glass market segments. LDI also granted Crystalix a non-exclusive non-transferable license to manufacture, use, sell and lease laser subsurface engraving machines to LDI subsurface engraving licensees. These licenses granted by LDI were subject to the limitation that Crystalix’s activities could not conflict with the exclusive rights granted to Norwood Promotional Products unless Norwood Promotional Products expressly agreed in writing to allow the activity and Norwood granted its approval except for corporate giftware sales in the United States.

Effective October 1, 2003, Crystalix entered into an amended and restated patent license agreement with LDI and Norwood, which superseded the February 1999 and October 2001 agreements described above. LDI granted Crystalix a non-exclusive, non-transferable, royalty-bearing sub-license to make, use, offer for sale, and sell decorative products using the technology other than in the United States for a royalty of no more than $3.00 per image for facial imaging product. Norwood granted Crystalix a non-exclusive, non-transferable (other than reseller licenses to permitted resellers), revocable and royalty-bearing sub-license for the United States in the retail market segment. Norwood also granted Lazer-Tek a non-exclusive, non-transferable (other than reseller licenses to permitted resellers), revocable and royalty-bearing sub-license for the United States in the retail and corporate market segment. All applications for a permitted reseller license must be approved by Norwood. Crystalix is required to pay Norwood royalty payments based on a percentage of 10% of net sales in the United States in the retail market and, for Lazer-Tek, corporate market segments on a quarterly basis.

While this acquisition does not affect the amended and restated patent license agreement described in the preceding paragraph, it gives Crystalix indirectly the ability to strengthen its market position in the industry. As described above, Norwood has the exclusive patent rights for manufacture of corporate giftware in the United States. Norwood cannot grant sublicenses without the approval of LDI. Accordingly, management of Crystalix views the acquisition of 51% interest in LDI as a long-term investment in its future.

Item 9.01	Financial Statements and Exhibits

Exhibits:

Regulation S-B Number	Document
10.1	Membership Interest Purchase Agreement dated as of April 8, 2005, between Crystalix Group International, Inc., Laser Design International, LLC, and members of Laser Design International, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAENA, INC.
June 21, 2006	By: /s/ Douglas E. Lee Douglas E. Lee, President

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